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                                                                     EXHIBIT 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.



                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

     (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                               (Stock code: 670)

                    PURCHASE OF FIFTEEN BOEING 787 AIRCRAFT
                          VERY SUBSTANTIAL ACQUISITION
                             RESUMPTION OF TRADING

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On 8th August, 2005, the Company entered into the Agreement with Boeing Company regarding the purchase of fifteen Boeing 787 aircraft (with engines).

As the relevant "percentage ratio" for the Agreement calculated in strict compliance with Rule 14.07 of the Listing Rules is above 100%, the Agreement constitutes a very substantial acquisition of the Company under the Listing Rules as applied by the Stock Exchange, and is therefore subject to shareholders' approval at the EGM as required under the Listing Rules. The Stock Exchange takes the view that pursuant to Rule 14.22 of the Listing Rules, the Agreement would be aggregated with the aircraft purchase agreement between the Company and Boeing Company as mentioned in the Company's announcement and circular dated 23rd December, 2004 and 13th January, 2005, respectively, and the aircraft purchase agreement between China Cargo and Boeing Company as mentioned in the Company's announcement and circular dated 6th June, 2005 and 12th July, 2005, respectively, and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules. The Company will issue and despatch to its shareholders a circular containing the information required under the Listing Rules in relation to the Agreement, and will in due course make further announcement to inform shareholders about details of the EGM.

CEA Holding, which holds approximately 61.64% of the issued share capital of the Company, does not have any interest in the Agreement (other than its indirect interest through the Company), and is not required to abstain from voting on the resolution approving the Agreement at the EGM.

The H shares of the Company were suspended from trading on the Stock Exchange from 11:50 a.m. on 8th August, 2005 at the request of the Company. The Company has made an application to the Stock Exchange to resume trading of its H shares on the Stock Exchange from 9:30 a.m. on 9th August, 2005.
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Reference is made to the announcement dated 29th January, 2005 issued by the
Company. As foreshadowed in that announcement, the Company may purchase certain aircraft from Boeing Company as contemplated under the agreement of 28th January, 2005 between (CHINESE CHARACTERS) (China Aviation Supplies Imp. & Exp. Corporation), as the agency company in the PRC in respect of import and export of civil aircraft, and Boeing Company. To the best

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knowledge, information and belief of the Company's directors having made all reasonable enquiry, (CHINESE CHARACTERS) (China Aviation Supplies Imp. & Exp. CorpOration) and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.


AGREEMENT

On 8th August, 2005, the Company entered into the Agreement with Boeing Company regarding the purchase of the Aircraft in accordance with the terms and conditions thereof.

To the best knowledge, information and belief of the Company's directors having made all reasonable enquiry, Boeing Company and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

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Aircraft to be purchased   :  The Aircraft (i.e. fifteen Boeing 787 aircraft
                              (with engines)).

                              Based on the information provided by Boeing
                              Company, the total asset value of the Aircraft, as determined by reference to the relevant catalogue price supplied by Boeing Company, amounts in aggregate to approximately US$1.848 billion (approximately HK$14.377 billion). The Company has not conducted any independent valuation on the Aircraft.

Consideration and          :  The aggregate consideration for the Aircraft,
  payment terms               which was determined as a matter of commercial
                              decision after arm's length negotiations, is less than the total asset value of the Aircraft as stated above. The consideration is payable by cash in United States dollars in instalments, and is (as currently contemplated) being funded principally by way of financing arrangements with banking or financial institutions.

Delivery                   :  The Aircraft are expected to be delivered to the
                              Company in stages from June 2008 to August 2010.

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GENERAL

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The Company and            :  The Company is principally engaged in the business
  Boeing Company              of civil aviation.

                              Boeing Company, to the knowledge of the Company's directors, is a company incorporated in the State of Delaware of the United States of America and is principally engaged in the business of aircraft manufacturing.

Reasons for entering into  :  Approval of the Agreement has been obtained from
  the transaction and         the relevant PRC authority. The Company expects
  benefits expected to        that the Aircraft will be introduced to satisfy
  accrue to the Company       the anticipated increasing demand in the aviation
                              market in the coming years, and will further drive the development of Shanghai as a hub of the industry. It is also

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                              believed that the transaction will enhance the
                              Company's market share and competitiveness in the market segment serving middle to long range air-routes, thereby improving its aviation network coverage and profitability, and achieving better control on fuel cost. By utilising these advanced Aircraft, the Company will be able to provide safer and better quality services to domestic and international passengers.

                              As mentioned above, the consideration is being funded principally by way of financial arrangements with banking or financial institutions. The transaction may therefore result in an increase in the Company's debt-to-equity ratio, but is not expected to impact on the Company's cash-flow position or its business operations.

                              The Company's directors believe that the terms of the Agreement are fair and reasonable and in the interests of the Company's shareholders as a whole.

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As the relevant "percentage ratio" for the Agreement calculated in strict compliance with Rule 14.07 of the Listing Rules is above 100%, the Agreement constitutes a very substantial acquisition of the Company under the Listing Rules as applied by the Stock Exchange, and is therefore subject to shareholders' approval at the EGM as required under the Listing Rules. The Stock Exchange takes the view that pursuant to Rule 14.22 of the Listing Rules, the Agreement would be aggregated with the aircraft purchase agreement between the Company and Boeing Company as mentioned in the Company's announcement and circular dated 23rd December, 2004 and 13th January, 2005, respectively, and the aircraft purchase agreement between China Cargo and Boeing Company as mentioned in the Company's announcement and circular dated 6th June, 2005 and 12th July, 2005, respectively, and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules. The Company will issue and despatch to its shareholders a circular containing the information required under the Listing Rules in relation to the Agreement, and will in due course make further announcement to inform shareholders about details of the EGM.

CEA Holding, which holds approximately 61.64% of the issued share capital of the Company, does not have any interest in the Agreement (other than its indirect interest through the Company), and is not required to abstain from voting on the resolution approving the Agreement at the EGM.

The H shares of the Company were suspended from trading on the Stock Exchange from 11:50 a.m. on 8th August, 2005 at the request of the Company. The Company has made an application to the Stock Exchange to resume trading of its H shares on the Stock Exchange from 9:30 a.m. on 9th August, 2005.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

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"AGREEMENT"                means the agreement entered into on 8th August, 2005
                           by the Company with Boeing Company regarding the purchase of the

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                           Aircraft;

"AIRCRAFT"                 means fifteen Boeing 787 aircraft (with engines);

"BOEING COMPANY"           means Boeing Company, a company incorporated in the
                           State of Delaware of the United States of America;

"CEA HOLDING"              means (CHINESE CHARACTERS) (China Eastern Air Holding
                           Company), a wholly PRC State-owned enterprise and the controlling shareholder of the Company holding approximately 61.64% of its issued share capital;

"CHINA CARGO"              means (CHINESE CHARACTERS) (China Cargo Airlines Co.,
                           Ltd.), a subsidiary of the Company whose registered capital is held as to 70% by the Company and 30% by (CHINESE CHARACTERS) (China Ocean Shipping (Group)
                           Company), which is otherwise a third party independent of the Company;

"COMPANY"                  means (CHINESE CHARACTERS) (China Eastern Airlines
                           Corporation Limited), a joint stock limited company incorporated in the PRC with limited liability, whose H shares, A shares and American depositary shares are listed on the Stock Exchange, the Shanghai Stock
                           Exchange and the New York Stock Exchange, Inc., respectively;

"EGM" means an extraordinary general meeting to be convened by the Company to consider and approve, among other things if considered appropriate and/or required, the Agreement and all transactions contemplated thereunder;

"HK$"                      means Hong Kong dollar, the lawful currency of Hong
                           Kong;

"HONG KONG"                means the Hong Kong Special Administrative Region of
                           the People's Republic of China;

"LISTING RULES"            means the Rules Governing the Listing of Securities
                           on The Stock Exchange of Hong Kong Limited;

"PRC"                      means the People's Republic of China;

"STOCK EXCHANGE"           means The Stock Exchange of Hong Kong Limited; and

"US$" means United States dollar, the lawful currency of the United States of America.

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                                    By order of the board of the directors of
                                             CHINA EASTERN AIRLINES
                                               CORPORATION LIMITED
                                                   LI FENGHUA
                                                    Director

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The Company's directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
8th August, 2005

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